EXHIBIT 99.1

Rush Enterprises, Inc. Reports Fourth Quarter and Year-End 2010 Results

  Annual revenues up 25% compared to 2009
  Annual diluted EPS $0.82, up 413% over prior year; diluted EPS from continuing operations $0.64, up 300% compared to 2009
  Record quarterly absorption rate of 110.2% in the fourth quarter

SAN ANTONIO, Feb. 15, 2011 (GLOBE NEWSWIRE) -- Rush Enterprises, Inc. (Nasdaq:RUSHA) (Nasdaq:RUSHB), which operates the largest network of commercial vehicle dealerships in North America, today announced results for the fourth quarter and year ended December 31, 2010.

For the quarter ended December 31, 2010, the Company's gross revenues from continuing operations totaled $463.0 million, a 61.6% increase from gross revenues from continuing operations of $286.5 million reported in the fourth quarter of 2009. The Company reported income from continuing operations and net income for the quarter of $9.2 million, or $0.24 per diluted share, compared with income from continuing operations and net income of $1.5 million, or $0.04 per diluted share, in the fourth quarter of 2009.

The Company earns federal income tax credits on the sale of alternative fuel vehicles to tax-exempt entities. These tax credits are reflected as tax benefits in the Company's Consolidated Statements of Operations. A portion of these tax credits are passed back to the tax-exempt customer and are reflected as selling expense to the Company in the quarter in which the trucks are sold. The net effect of the federal tax credits and the pass through payments to tax-exempt customers was $1.4 million, or $.04 per diluted share, for the quarter ended December 31, 2010 and $0.2 million for the quarter ended December 31, 2009. These alternative fuel tax credits and the amount passed back to the customers are directly attributable to the sale of a truck. Accordingly, the Company believes the tax credits and the amounts passed back to customers should be considered operating items when analyzing the financial performance of the Company.

For the year ended December 31, 2010, the Company's gross revenues from continuing operations totaled $1.5 billion, a 25% increase from gross revenues from continuing operations of $1.2 billion reported in 2009. Income from continuing operations for the year was $24.6 million, or $0.64 per diluted share, compared with income from continuing operations of $5.1 million, or $0.14 per diluted share, in 2009.  The Company reported net income for the year of $31.3 million, or $0.82 per diluted share, compared with a net income of $5.9 million, or $0.16 per diluted share in 2009.

On September 9, 2010, the Company sold the assets of its John Deere construction equipment business, including its Rush Equipment Centers in Houston and Beaumont, Texas.  The construction equipment business recorded income from discontinued operations, net of tax, of $6.7 million ($0.18 per diluted share) during 2010, compared to $0.8 million ($0.02 per diluted share) during 2009. A majority of the income from discontinued operations during 2010 is attributable to the gain on the sale of Rush Equipment Centers' assets.

The Company sold 11,141 new and used commercial vehicles in 2010, a 17.4% increase compared to 9,490 new and used commercial vehicles in 2009. The Company delivered 4,746 new heavy-duty trucks, 2,934 new medium-duty commercial vehicles and 3,461 used commercial vehicles during 2010, compared 3,972 new heavy-duty trucks, 2,643 new medium-duty commercial vehicles and 2,875 used commercial vehicles during 2009. Parts, service and body shop sales from our truck segment increased by 24.8% to $479.1 million in 2010 from $384.0 million in 2009.

During the fourth quarter of 2010, the Company delivered 1,681 new heavy-duty trucks, 813 new medium-duty commercial vehicles and 987 used commercial vehicles, compared to 956 new heavy-duty trucks, 614 new medium-duty commercial vehicles and 762 used commercial vehicles during the fourth quarter of 2009.  Parts, service and body shop sales revenue from our truck segment increased 44.1% to $130.4 million in the fourth quarter of 2010, compared to $90.5 million in the fourth quarter of 2009.

"Despite another year of weak truck sales, 2010 was a very significant year for the Company. We matched our record high annual absorption rate of 106% – previously achieved in 2008, fulfilled our commitment to grow our service network, established a new Navistar Division, extended the breadth of our product offerings in existing areas of responsibility and ended the year in a strong financial position," said W. M. "Rusty" Rush, president and chief executive officer of Rush Enterprises, Inc.

"During the spring of 2010, our parts, service and body shop business began accelerating from the depressed levels we experienced throughout 2009, and continued to accelerate to record high levels at the end of the year. Our parts, service and body shop revenues were up 24% in 2010 compared to 2009, primarily due to increased maintenance and repair on aging vehicles that were put back into service during the year as well as significant increases in the oil and gas service industry in the south central U.S. This increase resulted in a fourth quarter absorption rate of 110%, the highest quarterly absorption rate we have ever achieved, and an annual absorption rate of 106%. We expect parts, service and body shop operations to remain strong in 2011," continued Rusty Rush.

"We formed a new Navistar Division within the Company, naming Richard J. Ryan as Senior Vice President - Navistar Dealerships, and completed the acquisition of the assets of Lake City International – adding 11 International dealership locations in Utah, Idaho and Oregon.  We are very pleased with the performance of our new International dealerships, and more importantly, are excited about the growth potential for this new division, not only in incremental truck sales for Rush Truck Centers but also in parts and service revenues. We look forward to continued growth in our relationship with Navistar as we continue to expand our geographic network of truck centers," added Rusty Rush.

"We opened a new flagship facility in Oklahoma City, replacing our existing Peterbilt and Hino dealership location there and added Isuzu and Ford commercial truck franchises to the newly opened location. We also added a Ford and Isuzu commercial truck dealership in Dallas, Texas and Isuzu commercial truck franchises to our Sealy, Texas and Orlando, Florida dealerships. Investment in our existing Rush Truck Centers network and the addition of medium-duty franchises allows us to better serve customers in our existing markets with more service capabilities and a broader medium-duty vehicle offering," said Rusty Rush.

"We also completed the sale of our John Deere franchise in Texas, but will seek opportunities to re-enter the construction equipment dealership business with a brand leader that we can support with a contiguous network, similar to our truck centers business model," Rusty Rush explained.

"The Company ended the year with $169 million in cash and cash equivalents, an increase of $20 million compared to year end 2009. This positive cash flow is net of $39 million in cash paid for business acquisitions.  Given the economic uncertainty that plagued consumer confidence throughout the year and hesitation by fleet customers to invest in major truck purchases, I am very pleased with our financial performance this year and our strong financial position headed into the industry upturn," added Rusty Rush.

"We are encouraged by the continuing improvement in Class 8 and medium-duty truck orders during the past several months.  We believe this increase in new truck orders reflects the replacement of existing aged trucks that are currently in service and does not reflect fleet expansion or growth. While U.S. Class 8 order intake has reached over 25,000 units for three consecutive months, retail sales are not expected to substantially increase until later in 2011, causing the new truck sales market to remain competitive and challenging throughout the first half of the year. Industry experts forecast 2011 U.S. Class 8 truck sales to reach 179,000 units, up from 110,109 units sold in 2010. Current industry projections are for U.S. Class 4-7 retail sales in 2011 to be 128,300 units, up from 117,572 units in 2010. If economic conditions continue to improve, we expect that activity will increase in automotive and capital goods manufacturing as well as residential and commercial construction, which should result in strong truck sales markets in 2012 and 2013," Rusty Rush added.

"Our strong financial position will continue to allow us to fund significant investments in pending acquisitions and employee programs," continued Rusty Rush. "We recently entered into an agreement to acquire certain assets of Asbury Automotive Atlanta, LLC's Nalley Motor Trucks dealerships in metro Atlanta, and we are scheduled to acquire a Ford Commercial Truck franchise in Orlando next week.    When completed, these acquisitions will expand the Company's contiguous network of Rush Truck Centers in the southeast and result in the Company operating 65 Rush Truck Center locations in 14 states. We also announced that we will increase the Company's matching contribution to its employee 401K program," Rusty Rush said.

"We are very proud of the Company's financial performance this year and are encouraged by strong parts, service and body shop operations and signs of increasing new truck sales. We are very optimistic about the possibilities for growth as we see signs of an emerging market up-cycle. We remain grateful to our dedicated employees, who have persevered throughout this market downturn and continued to serve our customers well," said W. Marvin Rush, chairman and founder, Rush Enterprises, Inc.

Conference Call Information

Rush Enterprises will host its quarterly conference call to discuss earnings for the fourth quarter and year-end on Wednesday, February 16, 2011, at 11 a.m. Eastern/10 a.m. Central. The call can be heard live by dialing 877-638-4557 (US) or 914-495-8522 (International) or via the Internet at

http://investor.rushenterprises.com/events.cfm.

For those who cannot listen to the live broadcast, the webcast will be available on our website at the above link until April 15, 2011. Listen to the audio replay until February 23, 2011 by dialing 800-642-1687 (US) or 706-645-9291 (International) and entering the conference ID 39861800.

About Rush Enterprises, Inc.

Rush Enterprises, Inc. owns and operates the largest network of commercial vehicle dealerships in the United States, representing truck and bus manufacturers including Peterbilt, International, Hino, Isuzu, Ford, UD, Blue Bird, IC, Diamond and Elkhart. The Company's vehicle centers are strategically located in high traffic areas on or near major highways in 14 states throughout the southern and western United States. These one-stop centers offer an integrated approach to meeting customer needs -- from sales of new and used vehicles to aftermarket parts, service and body shop operations plus a wide array of financial services, including financing, insurance, leasing and rental. Rush Enterprises' operations also provide vehicle up-fitting, chrome accessories and tires. For more information, please visit www.rushenterprises.com.

The Rush Enterprises, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3352

Certain statements contained herein, including those concerning current and projected truck industry and market conditions, sales forecasts, the Company's acquisition prospects, and the impact of general economic conditions are "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, competitive factors, general U.S. economic conditions, economic conditions in the new and used commercial vehicle markets, customer relations, relationships with vendors, the interest rate environment, governmental regulation and supervision, product introductions and acceptance, changes in industry practices, onetime events and other factors described herein and in filings made by the Company with the Securities and Exchange Commission.

RUSH ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Shares and Per Share Amounts)

	December 31,	December 31,
	2010	2009
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$ 168,976	$ 149,095
Accounts receivable, net	43,513	38,869
Inventories, net	321,933	252,219
Prepaid expenses and other	14,104	3,650
Assets held for sale	–	22,719
Deferred income taxes, net	10,281	11,414

Total current assets	558,807	477,966

Investments	7,575	7,575

Property and equipment, net	445,919	353,841

Goodwill, net	150,388	136,761

Other assets, net	5,244	1,154

Total assets	$ 1,167,933	$ 977,297

Liabilities and shareholders' equity
Current liabilities:
Floor plan notes payable	$ 237,810	$ 189,256
Current maturities of long-term debt	62,279	55,545
Current maturities of capital lease obligations	7,971	5,730
Trade accounts payable	37,933	22,427
Accrued expenses	69,036	40,843
Total current liabilities	415,029	313,801

Long-term debt, net of current maturities	189,850	153,957
Capital lease obligations, net of current maturities	34,231	28,714
Other long-term liabilities	364	–
Deferred income taxes, net	63,540	54,600

Shareholders' equity:
Preferred stock, par value $.01 per share; 1,000,000 shares authorized; 0 shares outstanding in 2010 and 2009	–	–
Common stock, par value $.01 per share; 60,000,000 class A shares and 20,000,000 class B shares authorized; 26,798,707 class A shares and 10,700,044 class B shares outstanding in 2010; and 26,437,848 class A shares and 10,689,375 class B shares outstanding in 2009	391	388
Additional paid-in capital	195,747	188,116
Treasury stock, at cost: 1,639,843 class B shares	(17,948)	(17,948)
Retained earnings	286,951	255,669
Accumulated other comprehensive loss, net of tax	(222)	–

Total shareholders' equity	464,919	426,225

Total liabilities and shareholders' equity	$ 1,167,933	$ 977,297

RUSH ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)

Revenues:
New and used truck sales	$ 306,347	$ 176,442	$ 926,584	$ 738,705
Parts and service	132,807	92,862	489,259	395,133
Lease and rental	18,882	13,698	67,423	53,710
Finance and insurance	2,208	1,868	7,922	7,468
Other	2,715	1,580	6,739	5,437

Total revenue	462,959	286,450	1,497,927	1,200,453

Cost of products sold:
New and used truck sales	284,852	165,265	854,879	695,334
Parts and service	82,742	57,718	300,783	241,933
Lease and rental	15,914	12,272	57,375	47,545
Total cost of products sold	383,508	235,255	1,213,037	984,812

Gross profit	79,451	51,195	284,890	215,641

Selling, general and administrative	61,790	43,039	227,467	192,296

Depreciation and amortization	4,429	3,643	15,720	15,890

Gain (loss) on sale of assets	(27)	(4)	(36)	162

Operating income	13,205	4,509	41,667	7,617

Interest expense, net	1,312	1,307	5,363	5,695

Income from continuing operations before taxes	11,893	3,202	36,304	1,922

Provision (benefit) for income taxes	2,695	1,741	11,737	(3,173)

Income from continuing operations	9,198	1,461	24,567	5,095

Income from discontinued operations, net of tax	−	73	6,715	789

Net income	$ 9,198	$ 1,534	$ 31,282	$ 5,884

Earnings per common share - Basic:
Income from continuing operations	$ .25	$ .04	$ .66	$ .14
Net income	$ .25	$ .04	$ .84	$ .16

Earnings per common share - Diluted:
Income from continuing operations	$ .24	$ .04	$ .64	$ .14
Net income	$ .24	$ .04	$ .82	$ .16

Weighted average shares outstanding:
Basic	37,414	37,121	37,307	37,066
Diluted	38,530	37,668	38,218	37,597
CONTACT: Rush Enterprises, Inc., San Antonio
         Steven L. Keller, 830-626-5226